                                  EXHIBIT 11.1

                    Computation of Per Share Earnings (Loss)

The Company adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS No. 128") for the fiscal year ended June 30, 1999 and 1998. This statement replaces the previously-reported primary and fully diluted earnings per share with basic and diluted earnings per share. Basic earnings per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share is very similar to the previously-reported primary earnings per share in that it includes the effect of the additional common shares which would have been outstanding if dilutive stock options had been exercised. Pursuant to the requirements of Staff Accounting Bulletin ("SAB") No. 98 of the Securities and Exchange Commission, issued in February 1998, common equivalent shares which have an anti-dilutive effect on net earnings (loss) per share are no longer included in computing net earnings
(loss) per share for the periods presented.

The following table summarizes the calculation of basic and diluted earnings
(loss) per share:

                                                                                     YEARS ENDED
                                                                                      JUNE 30,
                                                                           ------------------------------
                                                                              1999                1998
                                                                           ---------            ---------
                 Numerator:
                   Basic and diluted earnings
                   per share - net income (loss)                            (655,241)            (547,658)

                 Denominator:
                   Basic earnings per share -
                   weighted average number of
                   common shares outstanding
                   during the year                                         2,328,944            1,953,833

                 Incremental common shares
                   attributable to assumed
                   exercise of outstanding
                   stock options and warrants                                328,005               26,275

                 Denominator for diluted earnings
                   per share                                               2,656,949            1,980,108

                 Basic earnings (loss) per share                               (.28)                 (.28)

                 Diluted earnings (loss) per share                             (.25)                 (.28)
